Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

First Morris Bank and Trust

We consent to the incorporation by reference in the registration statement on Form S-4 of Provident Financial Services, Inc. of our report dated February 21, 2006 with respect to the consolidated statements of condition of First Morris Bank and Trust and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

December 21, 2006